INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


                         AGREEMENT  made as of the 13th day of December 2002, by
                    and between  EVERGREEN  INCOME  ADVANTAGE  FUND,  a Delaware statutory trust (the "Trust") and EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC, a Delaware limited liability company, (the "Adviser").

                         WHEREAS,  the Trust and the Adviser  wish to enter into
                    an Agreement setting forth the terms on which the Adviser will perform certain services for the Trust.

                         THEREFORE,  in  consideration  of the  promises and the
                    mutual agreements hereinafter contained, the Trust and the Adviser agree as follows:

                         1. The Trust  hereby  employs the Adviser to manage the
                    investment and reinvestment of the assets of the Trust in conformity with the Trust's investment objectives and restrictions as may be set forth in the Trust's prospectus and statement of additional information, or as in effect from time to time, all subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations set forth herein, for the compensation provided herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                         2. The Adviser  shall place all orders for the purchase
                    and sale of portfolio securities for the account of the Trust with broker-dealers selected by the Adviser. In executing portfolio transactions and selecting broker-dealers, the Adviser will use its best efforts to seek best execution on behalf of the Trust. In assessing the best execution available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act")) provided to the Trust and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Trust which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

                         3. The Adviser,  at its own expense,  shall  furnish to
                    the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties from time to time, all necessary office facilities, equipment and personnel in connection with its services hereunder, and shall arrange, if desired by the Trust, for members of the Adviser's organization to serve without salaries from the Trust as officers or, as may be agreed from time to time, as agents of the Trust. The Adviser assumes and shall pay or reimburse the Trust for:

          (a) the compensation (if any) of the Trustees of the Trust who are affiliated with the Adviser or with its affiliates, or with any adviser retained by the Adviser, and of all officers of the Trust as such; and

          (b)  all expenses of the Adviser incurred in
               connection with its services hereunder.

     The Trust assumes and shall pay all other expenses of the Trust, including, without limitation:

          (a) all charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of the cash, securities and other property of the Trust;

          (b)  all charges and expenses for bookkeeping and auditors;

          (c) all charges and expenses of any transfer agents and registrars appointed by the Trust;

          (d) all fees of all Trustees of the Trust who are not affiliated with the Adviser or any of its affiliates, or with any adviser retained by the Adviser;

          (e) all brokers' fees, expenses, and commissions and issue and transfer taxes chargeable to the Trust in connection with transactions involving securities and other property to which the Trust is a party;

(f)      all stock exchange listing expenses;

          (g) all taxes and trust fees payable by the Trust to Federal, state, or other governmental agencies;

(h)      all costs of certificates representing shares of the Trust;

          (i) all fees and expenses involved in registering and maintaining registrations of the Trust with the Securities and Exchange Commission (the "Commission") and registering or qualifying the Trust's shares under state or other securities laws, including, without limitation, the preparation and printing of registration statements, prospectuses, and statements of additional information for filing with the Commission and other authorities;

          (j) expenses of preparing, printing, and mailing prospectuses and statements of additional information to shareholders of the Trust;

          (k) all expenses of shareholders' and Trustees' meetings and of preparing, printing, and mailing notices, reports, and proxy materials to shareholders of the Trust;

          (l) all charges and expenses of legal counsel for the Trust and for Trustees of the Trust in connection with legal matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's existence, trust, and financial structure and relations with its shareholders, registrations and qualifications of securities under Federal, state, and other laws, issues of securities, expenses which the Trust have herein assumed, whether customary or not, and extraordinary matters, including, without limitation, any litigation involving the Trust, its Trustees, officers, employees, or agents;

          (m) all charges and expenses of filing annual and other reports with the Commission and other authorities; and

(n)      all extraordinary expenses and charges of the Trust .

          In the event that the Adviser provides any of these services or pays any of these expenses, the Trust will promptly reimburse the Adviser therefor.

          The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.


          4. As compensation for the Adviser's services to the Trust during the period of this Agreement, the Trust will pay to the Adviser a fee at the annual rate of 0.60% of its total assets (defined as net assets of the Trust plus borrowings or other leverage for investment purposes to the extent excluded in calculating net assets).


          The Adviser's fee is computed as of the close of business on each business day.

          A pro rata portion of the Trust's fee shall be payable in arrears at the end of each day or calendar month as the Adviser may from time to time specify to the Trust. If and when this Agreement terminates, any compensation payable hereunder for the period ending with the date of such termination shall be payable upon such termination. Amounts payable hereunder shall be promptly paid when due.

          5. The Adviser may enter into an agreement to retain, at its own expense, a firm or firms ("SubAdviser") to provide the Trust all of the services to be provided by the Adviser hereunder, if such agreement is approved as required by law. Such agreement may delegate to such SubAdviser all of Adviser's rights, obligations, and duties hereunder.

          6. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from the Adviser's willful misfeasance, bad faith, gross negligence, or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, Director, partner, employee, or agent of the Adviser, who may be or become an officer, Trustee, employee, or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as an officer, Director, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

          7. The Trust shall cause the books and accounts to be audited at least once each year by a reputable independent public accountant or organization of public accountant or organization of public accountants who shall render a report to the Trust.

          8. Subject to and in accordance with the Declaration of Trust of the Trust, the governing documents of the Adviser and the governing documents of any SubAdviser, it is understood that Trustees, Directors, officers, agents and shareholders of the Trust or any Adviser are or may be interested in the Adviser (or any successor thereof) as Directors and officers of the Adviser or its affiliates, as stockholders of Wachovia Corporation or otherwise; that Directors, officers and agents of the Adviser and its affiliates or stockholders of Wachovia Corporation are or may be interested in the Trust or any Adviser as Trustees, Directors, officers, shareholders or otherwise; that the Adviser (or any such successor) is or may be interested in the Trust or any SubAdviser as shareholder, or otherwise; and that the effect of any such adverse interests shall be governed by the Declaration of Trust of the Trust, governing documents of the Adviser and governing documents of any SubAdviser.

          9. This Agreement shall continue in effect for two years from the date set forth above and after such date (a) such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust, and (b) such renewal has been approved by the vote of the majority of Trustees of the Trust who are not interested persons, as that term is defined in the 1940 Act, of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

          10. On sixty days' written notice to the Adviser, this Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Trust; and on sixty days' written notice to the Trust, this Agreement may be terminated at any time without the payment of any penalty by the Adviser. This Agreement shall automatically terminate upon its assignment (as that term is defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at the main office of such party.

          11. This Agreement may be amended at any time by an instrument in writing executed by both parties hereto or their respective successors, provided that with regard to amendments of substance such execution by the Trust shall have been first approved by the vote of the holders of a majority of the outstanding voting securities of the Trust and by the vote of a majority of Trustees of the Trust who are not interested persons (as that term is defined in the 1940 Act) of the Adviser, any predecessor of the Adviser, or of the Trust, cast in person at a meeting called for the purpose of voting on such approval. A "majority of the outstanding voting securities" of the Trust or the affected Funds shall have, for all purposes of this Agreement, the meaning provided therefor in the 1940 Act.

          12. Any compensation payable to the Adviser hereunder for any period other than a full year shall be proportionately adjusted.

          13. The provisions of this Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                EVERGREEN INCOME ADVANTAGE FUND



                                By:  /s/ Catherine F. Kennedy
                                Name:  Catherine F. Kennedy
                                Title:     Assistant Secretary



                                EVERGREEN INVESTMENT
                                MANAGEMENT COMPANY, LLC



                                By:  /s/ Michael H. Koonce
                                Name: Michael H. Koonce
                                Title:   Secretary